Exhibit 99.2

Final Transcript
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Conference Call Transcript BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call Event Date/Time: Dec 05, 2008 / 01:00PM GMT

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP of Strategic Planning and Investor Relations

 Steven Fishman
 Big Lots, Inc. - Chairman and CEO

 Joe Cooper
 Big Lots, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Joan Storms
 Wedbush Morgan Securities - Analyst

 David Mann
 Johnson Rice & Company - Analyst

 Mitchell Kaiser
 Piper Jaffray & Co. - Analyst

 Charles Grom
 JPMorgan Chase & Co. - Analyst

 Jeff Stein
 Soleil Securities - Analyst

 John Zolidis
 Buckingham Research Group - Analyst

 Patrick McKeever
 MKM Partners - Analyst

 Ronald Bookbinder
 Global Hunter Securities, LLC - Analyst

 Ivy Jack
 Barclays Capital - Analyst

 Mark Mendel
 M&T - Analyst

 Brandon Ross
 Pali Research – Analyst

 PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Big Lots third quarter 2008 teleconference. During this session, all lines will be muted until the question-and-answer portion of the call.

(OPERATOR INSTRUCTIONS)

At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Thanks, Lashonda, and thank you everyone for joining us for our third quarter conference call.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President of Legal and Real Estate, and General Counsel.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties, and are subject to Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

As discussed in this morning's press release, our results include both continuing as well as discontinued operations. Since we do not view discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments will be based on results related to continuing operations.

As discussed in this morning's press release, our outlook for Q4 and the full year for 2008 compare to 2007 results that are reported on a non-GAAP basis. A presentation of the most directly comparable financial measures calculated in accordance with GAAP and a reconciliation between the GAAP financial measures and the non-GAAP financial measures, were included in our March 5, 2008 press release, which is posted on our website at www.biglots.com, under the "Investor Relations" - "Press Releases" captions. We believe these non-GAAP financial measures should better facilitate analysis by investors and others who follow our performance.

With that, I'd like to turn it over to Steve.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Thanks, TJ, and good morning, everyone.

I want to take just a couple of minutes to talk about the quarter. During the third quarter, we remained focused on our merchandising strategies to deliver great value to the customer across all categories in the store. As I traveled across the country, visited our stores, and listened to our customers, we have learned there are some categories we're executing very well and still others we can improve upon. We're constantly challenging ourselves to learn from our mistakes and to focus on delivering better value through all segments of our business. However, I also believe that we're in economic times that are unprecedented, and I believe that the consumer behavior reflected that uncertainty or anxiety in Q3. As you look across the retail sector, it seems evident that the customers' shopping behavior changed pretty significantly during the quarter.

For most retailers in our segment, which I'd call the discount or value sector, sales trends softened as the quarter progressed. Even though we don't normally share our monthly comps or trends, these times are unique, and it makes sense to tell you that our monthly trends followed that sector. As it turned out, August was the best month, with comps up in the low singles, then a flattish September, followed by October, which was actually down low singles. So each month comps got more challenging.

It appeared to be less about the number of customer visits or the demographics, and more about what the customers we're purchasing or putting into their basket. During the quarter, the transaction trends didn't really vary significantly from month to month, and the comps were pretty similar across income demographics, so the lower income customer is not spending disproportionately less year-over-year than the higher income shopper. What is consistent is that shoppers appear to be more cautious about what they're buying and when they're buying it.

The uncertainty or change in shopping behavior translated to the categories that were relevant to the customer and how selective they were. For instance, our Consumables business was once again a leading category as comps increased in the low single digits. We have a very big Consumables business which was a third of the Company's total mix during Q3. We have deep, longstanding relationships with some of the strongest brands in the country, so we're able to offer our customers great value day in and day out.

Furniture comps were up in the high single digits again, against a high single-digit comp from a year ago. The customer went after great values and discounts in this category, as our Labor Day mattress promotion was a big success, and the planned sell-down of the Home Event helped the comps in our Case Goods business.

Hardlines, particularly Electronics, were strong in Q3, with comps up in the high singles. We experienced very healthy deal flow of higher ticket Electronics as the quarter progressed, highlighted by the tremendous values we were able to offer our customers with items like a popular software video game or PC laptops from national brand names. Again tremendous value and immediate response.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

In other categories like Seasonal and Toys, we didn't see the same customer response during the quarter, even though I'm confident that our quality/value relationship is as good or better than what you'll find out there in retail. Specifically in Toys, the number of and quality of the brands that we're offering is much better than it was on our floor a year ago. As Q4 unfolds, we will learn if the softness in Q3 was just timing, or if the customer is just going to take a pass on this type of purchase this year.

So while I'm not happy with the overall sales trends, some categories in our business did perform pretty well in a very difficult environment.

I'm pleased with how we managed our inventories during the quarter. At the first sign of softening sales trends, our merchants and planning teams were nimble, adjusted receipts, and open to buy dollars quickly and reallocated markdown dollars where needed. We were able to generate a record Q3 inventory turn as a result and entered Q4 with inventory dollars down 3% per store, with most every category below last year. We're a closeout retailer and not heavily planogramed. We don't have an obligation to carry everything for everyone, and can flex our inventories between categories up or down by category as needed. This is one of the key benefits of a model like ours, and why we were able to adjust within the quarter.

Managing our inventories and remaining vigilant on our cost structure allowed us to post Q3 EPS of $0.15 per share. So even though comps were a little softer than anticipated, we were able to deliver the low end of our original EPS guidance and record EPS results for the 8th consecutive quarter.

With that, I will turn it over to Joe for some financial details.

Joe Cooper - Big Lots, Inc. - CFO

Thanks, Steve, and good morning, everyone.

Sales for the third quarter were $1.022 billion compared to $1.031 billion for the third quarter last year. Comparable store sales decreased 0.2% as strength in Furniture, Hardlines, and Consumables was offset by softness in Seasonal, Home and Toys. Q3 sales were strongest in the Northeast and Central regions, and softest in the Southeastern region, particularly Florida.

Walking down the P&L, the third quarter gross margin rate of 39.8% was 20 basis points lower than last year's rate of 40.0%. A slightly higher markdown rate for the quarter, which was related to the planned sell-down of our Home Event and a successful Labor Day mattress promotion, along with merchandise mix pressure, were partially offset by improvement in initial markup due to better buying and an overall favorable deal environment.

From an SG&A perspective, expenses as a percent of sales were 37.8%, which was flat to last year despite a slightly negative sales comp. Leverage was achieved for Q3 through improved operating efficiencies in distribution and transportation, timing differences in advertising, lower depreciation expense, and the amortization of a gain on the early lease termination buyout of one of our stores. This leverage was offset by the impact of flattish sales over certain costs that are more fixed in nature, such as occupancy, insurance and repairs and maintenance costs.

Our Q3 operating profit rate was 2.0% of sales, compared to an operating profit rate of 2.2% of sales last year with the slight decline a direct result of the gross margin performance as the expense rate was flat year-over-year.

Net interest expense was $1.6 million for the quarter, compared to net interest income of $0.3 million last year. This change is directly related to the repurchase of company stock during the second half of fiscal 2007 and finishing in February 2008.

As anticipated, our tax rate for the third quarter of fiscal 2008 was below LY. The rate of 33.2% was favorably impacted by the resolution of an uncertain tax liability as a result of the lapse of the statute of limitations applicable to the liability. This favorable adjustment exaggerated the tax rate in our lowest pretax dollar quarter of the year.

For the third quarter fiscal 2008 we reported income from continuing operations of $12.4 million or $0.15 per diluted share, compared to income from continuing operations of $14.4 million or $0.14 per diluted share a year ago.

Our Q3 result of $0.15 per share was in line with our revised guidance provided with our Q3 sales release on November 6th. Incidentally, it also ended up being in line with the low end of our original EPS guidance issued on August 26th, even though our comps were slightly negative and below our original comp guidance of a 1% to 2% increase.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Our company remains in a strong financial position. Inventory ended the third quarter of fiscal 2008 at $958 million compared to $990 million last year. The decline in overall inventory is the direct result of a 3% decrease in average store inventory as our store count was relatively flat year-over-year. We continue to achieve record inventory turnover results driven by improving inventory management and record productivity in our distribution centers. We ended the third quarter of fiscal 2008 with debt of $269 million, which was directly attributable to our seasonal borrowing needs and $750 million of share repurchase activity during the March 2007 through February 2008 timeframe. In the financial statements attached to today's press release you will note that our debt balance is now listed as Current given our credit facility expires in October 2009, or less than one year from the end of this fiscal quarter.

Cash flow, which we define as cash provided by operating activities, less cash used in investing activities, was $129 million of cash outflows for Q3 compared to $71 million of cash outflows last year. You will recall that last year our accounts payable leverage improved significantly from Q2 to Q3 as a result of improving our vendor payment terms. Anniversarying that change is the main reason cash flow was down year-over-year in Q3. Our cash flow peaks during the fourth quarter of each fiscal year. As such, we expect to end the fourth quarter of fiscal 2008 with approximately $40 million of borrowings. This leaves us more than adequate liquidity and flexibility to pursue opportunities in merchandise or real estate, while investing in and positioning our business for long-term success.

Capital expenditures totaled $22.7 million for the third quarter. That's up $3.1 million compared to the third quarter of last year, primarily related to the investments toward our SAP implementation and the increase in the number of new store openings. Depreciation expense for the quarter was $19.6 million, or $1.6 million lower than last year, due to the runoff of fully depreciated assets, including a portion of the significant store remodeling programs from five years ago, which related to the company-wide name change to Big Lots.

During the third quarter we opened 15 new stores and closed four stores, leaving us with 1,366 stores and total selling square footage of 29.2 million at the end of the quarter. We have opened one additional new store in Q4, resulting in a total of 21 new stores for the year, which is more than the last two years worth of activity combined. Year to date, we have closed seven stores and anticipate closing another 28 stores during the fourth quarter. This would leave us with a total of 35 store closings, below our original estimate which called for 45 to 50 closings this year. We believe this favorable news is reflective of a commercial real estate market that continues to cool off.

For the fourth quarter, we have revised our sales guidance to reflect an estimated comp store decline of 2% to 4%. This revision acknowledges trends coming out of October which could be further exaggerated by the retail calendar shift which has Thanksgiving moving back a week and overall five fewer shopping days between Thanksgiving and Christmas. As expected, due to the retail calendar shift, November comps were below our overall comp estimate for the whole quarter, while December comps are forecasted to be above this estimate. Comps for January, which is the lowest volume month of the quarter, are expected to be slightly better than our estimate for Q4. Consumables and Hardlines, particularly Electronics, are expected to continue to be leading categories. We believe our Seasonal and Toys assortments are much improved from a qualitative perspective, but consumer demand has remained soft to begin Q4, and each of these categories are forecasted down to LY. The gross margin rate is forecasted to be up to last year due to favorable IMU in most categories and the positive impact declining fuel costs have on our inbound freight costs. Overall, markdowns are estimated to be relatively flat year-over-year on a rate basis. Some expense de-leverage is expected as leverage in distribution and transportation and depreciation is expected to be offset by the de-leveraging impact of a 2% to 4% comp decline over store-related payroll and fixed expenses such as occupancy, insurance around other non-sales related expenses.

From an EPS perspective, our forecasted income from continuing operations for Q4 is now estimated to be in the range of $0.90 to $0.99 per diluted share, compared to our prior guidance of $1.02 to $1.09 per diluted share, and last year's $0.93 per diluted share on a non-GAAP basis. For the full year, we now expect income from continuing operations for fiscal 2008 to be in the range of $1.79 to $1.88 per diluted share, compared to our previous guidance of $1.90 to $2.00 per diluted share. This represents a 27% to 33% increase over last year's income from continuing operations of $1.41 per diluted share on a non-GAAP basis.

Based on this new fourth quarter guidance, comps are estimated to be approximately 1% for the year, with SG&A leverage of 20 to 30 basis points. Our operating profit rate is now expected to be in the range of 5.3% to 5.5%, which would represent an improvement of 40 to 60 basis points compared to last year.

In terms of CapEx spending, we're lowering our estimate for this year to be approximately $95 million and are lowering our depreciation estimate for the year to be approximately $80 million. Given the new sales and earnings estimates for Q4, we now expect to generate approximately $145 million of cash flow compared to prior guidance of $175 million.

Steve?

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Steven Fishman - Big Lots, Inc. - Chairman and CEO

As you heard from our Q3 trends and updated Q4 guidance, we expect that the retail environment will be challenging for the balance of this year. For those of you who focus on the near term, I think we've given you a clear understanding of Q4. Based on what most are forecasting for the coming months, we would expect that the economic challenges will extend into 2009, and we have adjusted inventories where necessary to make sure we're funding categories that are performing and pulling back where appropriate. However, this is not stopping us from chasing closeout deals where we believe we can offer tremendous value to the customer and create excitement in our stores. So that's the near-term thought process we've been working on.

Since the day we started with our WIN strategy over three years ago, we've always tried to take a longer-term view of our business and the opportunities to improve profitability. To date, I think most of you would agree that our approach has been successful. We've significantly improved our profitability and operating margins, strengthened our balance sheet, and generated substantial amounts of cash. We're a more financially solid company today than just three years ago. In fact, Joe, Jared Poff, our Treasurer, and I recently met with Standard & Poor's for our annual credit review. Based on their review and subsequent write-up, it appears that they agree. In an environment that's fraught with credit and liquidity concerns, S&P reaffirmed our investment grade credit rating with a stable outlook.

If the climate and economy are going to be difficult, I think we must stay focused on the strategy that has worked for us and continue to make decisions for the long term. We're a financially solid company that generates a significant amount of cash, and I believe we're uniquely positioned to come out of this economic cycle as a stronger, better-positioned retailer. In fact, given the continuing softening in the real estate market and the expectation that more store closings will occur across retail after the holiday season, we believe that it is very likely that as early as next year, 2009, we could return to a store growth mode, or open more stores than we close.

I mentioned to you on the last call that we were developing our next three-year plan covering 2009, 2010, and 2011. The process is coming along well, and the executive team has identified several opportunities to improve the profitability of the company. Clearly, merchandising and comps will be important, but I'm also encouraged by the opportunities we have to keep our SG&A leverage point as low as it can possibly be. We have opportunities to save some real dollars in our stores, distribution centers, and through investments we've made in advertising over the last couple of years.

We also have some opportunities to invest capital in our stores and infrastructure that can generate good financial returns. Separately, we've made a decision on our SAP implementation to slow down the project and push out the implementation by a year or so which we can do so because we have stable systems today. This decision was based on our need to take control of the project internally rather than relying on external consultants to manage the process. Our view is this will help us better manage the project, develop our own people, and have more control over the total cost in the end. By pushing out the project, it affords us the opportunity to better align and work with SAP in developing a full retail method of accounting functionality, and it also allows us to coordinate our "go live" with the new fiscal year.

So three key takeaways before we open it up for Q&A. We've delivered another quarter of record EPS in a difficult retail environment. Near term, we have our arms around this business, and we have taken swift action to adjust inventory levels and the cost structure to be more in line with recent sales trends in a difficult retail environment. And taking a longer-term view, our team at Big Lots believes that there is an opportunity to be more productive, more efficient, and more profitable well into the future.

We firmly believe that due to all the work that has gone on into repositioning and improving this company, that we are in the enviable position of being able to execute in whatever economic climate lies ahead, whether that be challenging conditions, or chasing upside opportunities.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Thanks, Steve. We'd like to open up the lines for questions now, Lashonda.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

It looks like our first question comes from Joan Storms.

Joan Storms - Wedbush Morgan Securities - Analyst

Good morning.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Good morning, Joan.

Joan Storms - Wedbush Morgan Securities - Analyst

Hi. I wanted to ask a question about SG&A leverage going forward, and I know you had just completed your furniture supply chain initiative, I guess it was the end of the second quarter, how much has that benefited you and what do you anticipate from that going forward?

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Joan, this is T.J., I'll go ahead and start. Specifically on furniture consolidation, we have not broken out the dollar amounts as we haven't with any of our initiatives, but clearly it had an impact starting in the third quarter, will impact our fourth quarter, and then fortunately for us, perhaps there will be leverage opportunity in the first half of next year. But I think the important thing is, that's one of a number of initiatives that the company has been working on, and initiatives into the future that we have not yet talked about that we're working on, to try to keep our SG&A leverage point as low as it can possibly be. We have talked about an SG&A leverage point at slightly less than a 1% comp. However, based on our guidance that we gave today, when you kind of work through your models you are going to find out it is probably closer to flat at this point because of the actions we've been able to take proactively for the fourth quarter.

So we clearly understand that in an environment that's difficult, comps are going to be challenging. We're focused on maintaining our gross margin as best we can, recognizing that merchandise mix is going to be a challenge as Consumables and Hardlines continue to perform, but we've got opportunities along the lines as the IMU has been good for us this year, and as you well know, freight costs, and in particular diesel costs, have been coming down. So that's going to help us on the margin side and on the SG&A side as well. So whether it's stores, distribution, transportation, advertising, some of the big expense areas in the business are being challenged to look at everything that they do in recognition of recent sales trends.

Joe Cooper - Big Lots, Inc. - CFO

Hey, Joan, it's Joe. I can give you a little bit of color around that, since you asked the benefit. As you know, we lump distribution and transportation costs in our Q. We do disclose that separately. Now, that's combining the warehouse costs along with the outbound transportation costs, and that particular furniture initiative benefited both because we did consolidate the distribution function of the furniture into the five principal distribution centers. So there's some savings there, but there's also some savings on the transportation said as far as consolidating that furniture into trucks. For example, the furniture that might go to Miami would come out of our Alabama distribution center instead of the Columbus center, as it previously did, so there's some savings there. But in the aggregate, what we are disclosing in our third quarter Q is distribution transportation costs last year, $47.7 million. This year it's $43.8 million, so a $3.9 million savings. Now, that's not all attributable to that particular initiative, certainly, because we have gotten increased productivity and efficiency through all our distribution centers, but that gives you some perspective.

Joan Storms - Wedbush Morgan Securities - Analyst

Okay. Then does the push out of the SAP implementation, does that actually end up being accretive for you guys?

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - CFO

At what point?

Joan Storms - Wedbush Morgan Securities - Analyst

I guess from an investment perspective. Do you push out the dollars, so that actually --

Joe Cooper - Big Lots, Inc. - CFO

Well, previously, if we would have implemented SAP, let's just say the middle of '09, because we were never specific as to the original implementation date, then amortization of those costs relating to the finance and wholesale pieces would have commenced at that point in time. Now, those costs will begin being amortized at the point of implementation in 2010. So to that extent, there will be a save next year. Now, certain efficiencies and benefits of that will also be deferred.

Joan Storms - Wedbush Morgan Securities - Analyst

Okay. One last quick question. On your advertising budget for Q4, did you push dollars back to the beginning of the year into Q4, or is it basically the same year-over-year?

Joe Cooper - Big Lots, Inc. - CFO

It's just about the same year-over-year. I think what we did is we reallocated it, Joan. I don't know if you remember the conversation we had, but we recognized the fact that there was going to be a lot of banter going on in early November because of the election, and what we did is we shifted television dollars out of the first of November, and we were really kind of quiet until after the election year-over-year in television, but we added a four-page pre-print on Sunday the 21st, because of the fact that there was four full days, which are all clearly very large volume, that we did not have last year. So the overall dollars are going to be about the same.

Joan Storms - Wedbush Morgan Securities - Analyst

Great, thank you very much.

Operator

The next question comes from David Mann.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Good morning.

David Mann - Johnson Rice & Company - Analyst

Yes, thank you, good morning. Steve, you talked a little bit about, on the merchandising side, for the future doing some flexible -- using some flexibility there. Can you talk a little bit more about how quickly you think you can adjust the mix and how big a change you think you can accomplish there?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Well, you know, the mix is -- the mix flux is ongoing, and is happening at this particular point. One of the things we felt really good about, and we alluded to, is the inventories in almost every single solitary classification were down. In fact, where the open to buy is open at this particular point, although we try to treat it as a company issue, are in the businesses that are the hottest for us right now. We have flexibility and open inventory in consumables. We continue to see deals there. We have great relationships with everybody, so we're very fluid there.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

The other thing we're seeing more and more is electronics deals. I guess it shouldn't be too big of a surprise, in that the industry itself is pretty challenged, clearly, and then, of course to add on the complexities of the bankruptcies, there are a number of really good quality people looking to retailers like us to potentially take advantage of deals. We have a very fluid open to buy and we'll take advantage of those deals, and then we'll continue into the first quarter of next year with deals that continue to arise.

I've always said the same thing. We get telephone calls every day, and we never know what's going to happen. Where we need the open to buy, we've got it right now. Where we need to be good in classifications of business going into the first quarter, we are, and we have plenty of money for it, and we are going to be taking advantage of some of those deals. We had telephone calls last night at 9:00. It's a very fluid thing that's going on for us at all times, and we're going to take advantage of the deals that make sense for us. So we'll have deals going into January, we have deals planned for February, March, and April already, in the right businesses where we need to be. Where I would like businesses to get better, we'll hold back.

David Mann - Johnson Rice & Company - Analyst

The down tick in guidance that you are giving for Q4 comps, is that pretty much across the board or is that mostly a -- the top two or three categories are continuing at a healthy clip and seasonal and toys is being planned significantly --

Steven Fishman - Big Lots, Inc. - Chairman and CEO

It's pretty consistent. The only thing that I would share with you, and I'm sure everybody wants to he know so I will share it anyway, is that Thanksgiving weekend clearly was better than the trend of the business in early November and mid-November, and I think we're all hearing that, and our business was very consistent with that, comps up slightly. So we were pleased with that.

And the only part of the business that I would say to you that we're -- I'm almost -- I don't know if I want to stretch the term encouraged, but our toy business has been better in the last week or ten days than it was in the third quarter and early fourth quarter, so we're slightly encouraged about that. The seasonal business still continues to be challenged, although, you know, when you take a look at it, same number of days out from Christmas and same number of days after Thanksgiving, it's better than it was running before. But electronics will still be good, consumables will still be good, hardlines will still be good. We hope like heck for seasonal to get better, and hope like heck that toys continues to get a little bit better.

David Mann - Johnson Rice & Company - Analyst

Thank you.

Operator

Our next question comes from Mitch Kaiser. Mitch, your line is open.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Mitchell Kaiser - Piper Jaffray & Co. - Analyst

Thanks, guys, good morning.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Good morning, Mitch.

Mitchell Kaiser - Piper Jaffray & Co. - Analyst

First of all, maybe just a philosophical question on just the business. You talked about maybe ticket was pressured, has been pressured somewhat, and obviously that's understandable, what's going on, the transactions have been holding in there. Raise the ring has really been a very solid strategy, and one that has helped drive comps and really improve the merchandising in the stores, but given the pressure on ticket or the average transaction side, do you think there will be a change in that, Steve, or how should we think about that going forward?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

I don't think so. Look, everything we do is all about value. And there are items that are great values that we have in our stores that are higher tickets today, and there are items that we have in our stores that are lower tickets today in our stores, and the strategy is absolutely not going to change as long as there's good consistent deal flow from all the great manufacturers we do business with.

You know, really, Mitch, if you break it down, our business isn't dissimilar from any one of the other retailers out there right now. The difference is, is we have a mix of our business by six different businesses versus some people, as an example, who maybe have 60% of their business or 70% or 50% of their business that is consumable and food-related, our consumable and food-related businesses is 30% of our business, but it's as good as everybody else's out there right now. And in some cases, we have businesses that are not good, but it's not quite as bad as some of the other businesses that are out there. So it's an overall mix of the businesses that we've got right now.

I won't see any -- and I don't think you should expect any kind of change in the raise the ring strategy, our customers continue day after day to tell us it is all about value; it is not specifically about price point. So if we can give them great value as compared to the same items that are retailing out there in other similar retailers, then we're doing our job, and we're going to stay that course.

Mitchell Kaiser - Piper Jaffray & Co. - Analyst

Okay, good, thank you. And then I know you've broken out distribution and outbound. You also break out advertising. Could you give us that number for the third quarter, and then just give us a sense for where that might shake out for the fourth, Joe?

Joe Cooper - Big Lots, Inc. - CFO

Sure. The advertising in the third quarter of '07 was $19.7 million, and the third quarter of '08 was $17.8 million. In the fourth quarter, we did move some early November - as Steve alluded to, some early November advertising to Christmas week, and could be slightly up to last year. As you may recall, we shifted some overall strategy from earlier in the year, so we had an advertising save I believe in the second quarter, and moved it back in the fourth, but probably slightly up.

Mitchell Kaiser - Piper Jaffray & Co. - Analyst

Okay. Sounds good. Thank you. Then just lastly, very good leverage in cost take-out and outbound and distribution, and obviously the reduced diesel prices are helping out there. Could you just quantify or just give us some flavor how we should think about the fact that diesel prices have started to come down versus what you have done operationally, If possible?

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

I guess, Mitch, it's T.J., we think of it this way. Everything is about miles and cost per mile, and obviously fuel is a big component of that. This year, on average, diesel prices have been about $3.80 a gallon. That's across the year. Last year in '07 it was about $1 lower. That $1 lower impacts both inbound and outbound freight, and when you are traveling millions and millions of miles, it can be upwards of $8 to $10 million a year that flows through your P&L at some point. So we're essentially -- that dollar amount is holding us back on earnings this year. That's an increase year-over-year. That's reflected in our P&L.

Now, none of us know for sure where diesel prices will go in the future, but the people who are supposed to know are forecasting that they will be down a $1 a gallon next year, or more back to '07 levels. So when we think about setting plans for the future, obviously that's an opportunity to leverage into the future. So hopefully that gives you a little bit of flavor of where diesel prices have been and what kind of an impact it can have running through the P&L year-over-year this year.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Mitchell Kaiser - Piper Jaffray & Co. - Analyst

Okay. So - yes, it was down almost $4 million, distribution and outbound in the third quarter, but you maybe didn't get necessarily a lot of benefit from lower diesel, or diesel prices were still high, so that might flow through going forward then?

Joe Cooper - Big Lots, Inc. - CFO

Yes. Diesel lags gasoline, as you probably know. Also, remember, the number that T.J. gave you, that's inbound and outbound, and the inbound freight savings flows through our gross margin over time as those goods are sold, and the numbers that I gave to Joan earlier on D&TS, that was outbound.

Mitchell Kaiser - Piper Jaffray & Co. - Analyst

SG&A, yes, okay, got it. Thanks, guys. Good luck and happy holidays.

Joe Cooper - Big Lots, Inc. - CFO

You too, thanks.

Operator

Our next question comes from Charles Grom. Go ahead, your line is open.

Charles Grom - JPMorgan Chase & Co. - Analyst

Thanks, good morning, everybody. T.J., if I recall, you expected to finish the year debt free and now you're outlining about a $40 million finishing balance. Just wondering what changed relative to your prior guidance?

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

It's two components. One is, although we specifically did not give inventory guidance in the fourth quarter, a piece of it is inventory, and a piece of it is earnings, sales and ultimately earnings, so that's tied to our updated sales and earnings guidance, Chuck.

Charles Grom - JPMorgan Chase & Co. - Analyst

So inventory being higher than you had thought?

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Correct. Yes, and that's not necessarily a bad thing. That's looking out over what we plan to buy and the deals that are coming our way, so we're very comfortable with where our inventory is expected to end up, but that cash number is reflective of that.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Remember, Chuck, one of the things I've always said is we're not going to try to manage to a metric at the end of a quarter; and our business, more than a lot of them out there, we are going to take advantage of the deals that are going to be available to us, and if it means we might have to affect that metric at the end of a quarter, we certainly don't mind doing it. We've demonstrated it in the past, and it's rewarded us on the top line and the bottom line, and we're clearly in the same position moving into the end of this year.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Charles Grom - JPMorgan Chase & Co. - Analyst

Just on your balance sheet, accrued expenses dropped I think close to $70 million year-over-year. Just wondering, Joe, why the decline, if you could put into it a couple of buckets for us?

Joe Cooper - Big Lots, Inc. - CFO

Yes, most of it was last year; we had a $41 million accrual for stock repurchase. It had not been settled, so we had repurchased the stock. That's the biggest piece. Then there's a small -- we had an accrual for a California litigation settlement of $6.7 million that was paid.

Charles Grom - JPMorgan Chase & Co. - Analyst

Okay. Then this past year you alluded to earlier that you have been able to leverage your fixed costs at about a flat comp. When you look to '09, it seems like just a couple different variables now, maybe some lower D&A if you push back SAP. Just wondering what you think the expectations are on this front, all else equal, for SG&A leverage?

Joe Cooper - Big Lots, Inc. - CFO

As you probably can expect, Chuck, we can't be specific about '09. What we have said is we would continue to be focused on leveraging SG&A and expanding our operating margin through being focused on that, continuing to keep our leverage point as low as possible. If you look out, clearly we have - if the diesel costs stay consistent, as T.J. discussed earlier on the call, we'd have some benefit there. We have the furniture distribution consolidation rolling through the first half of next year. We have -- although we have not quantified it internally, we're working very hard on our store operations procedures and how we operate our stores. As you know, we have a new leader in that area. So we're in the middle of being very focused on '09, and what our SG&A opportunities are. We continue to be focused on it and think we will have opportunities to do that.

Charles Grom - JPMorgan Chase & Co. - Analyst

Okay. Then if I could just ask one more question, just in the quarter your comps were flat, your gross profit margins were down 19 basis points. In the fourth quarter you're suggesting comps down two to four but gross profit margins up. I know your comparisons are meaningfully more favorable in the fourth quarter from a year ago third quarter. Can you just kind of get me comfortable with your outlook on that front?

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

Yes, it's T.J., Chuck. I will start and try to address that. I think what we've talked about consistently throughout this year, and unfortunately we lived through it in the fourth quarter last year, is we had some pretty heavy markdowns last year in the fourth quarter, specifically in the home area and the toys area, around all the recall activity and negative media that was out there. So we had a pretty hefty markdown rate last year in the fourth quarter that, coming into this fourth quarter, we thought would be an opportunity. Now, as we've pulled back on our comp expectations a little bit, some of that opportunity has gone away, but I think maybe what you might be reacting to is at a negative 2 to a negative 4 comp we actually think the markdown rate will be relatively flat year-over-year.

So what that affords us the opportunity of is the improvements in IMU we have been seeing consistently all year long, and the opportunities in inbound freight, which we've alluded to a couple times now, really are where we see the gross margin opportunity in the fourth quarter. We think that opportunity is bigger than any kind of de-leverage we might see on the SG&A side.

Again we were, we think, pretty proactive in the middle part of September adjusting inventory flow where we thought we needed to, and really pulling the team together to take a very hard look at expenses out into the fourth quarter, in the event that those sales trends were to continue. So I think the model we've given, for those analysts who have posted updated numbers for fourth quarter coming into this call, I think the model we've given from an operating perspective is a little bit stronger than you might have anticipated at the comps we're talking about. I think that's a direct reflection of a lot of hard work on the team's part, in terms of inventory and cost structure and being proactive.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Charles Grom - JPMorgan Chase & Co. - Analyst

Thanks, T.J.

Operator

Our next question comes from Jeff Stein. Jeff, go ahead, your line is open.

Jeff Stein - Soleil Securities - Analyst

Okay, Steve, good morning. A question on IMU outlook for next year. I understand this year you've had a favorable environment, just a lot more goods out there than the marketplace can absorb, but I would suspect, and I'm wondering how you feel about this, next year retailers are going to be more conservative about how they order. There may not be -- I'm sure the close-out opportunities are going to be plentiful, but perhaps the IMU opportunity might not be as strong. I'm wondering if you agree with that?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Well, I don't agree with it but, you know, clearly we're not going to talk about next year until next year. With that being said, there are a lot of initiatives we're working on that hopefully will help strengthen our ability and our relationships with a lot of vendors who we're doing business with. If you really take a look at it, I'll kind of give you a little hint what's behind what we think is going on right now, Jeff, and the way we look at it, looking out, too.

Put it into perspective this way. There are approximately 1,000 stores that are in a [GOB] mode at this particular point, when you take a look at all the bankruptcies going on or the Chapter 11s. A number of those store locations, from our perspective, are direct competitors that we have faced on a lot of the deals associated with some of the things that we try to do in the way of executing and operating our strategy. Two of those retailers are going away right now, and will not be there next year in the way of volume and number of store locations. So we kind of think from a market share standpoint, we continue to get stronger and stronger and stronger, and more of a reason for us to take advantage of deals next year and strengthen or keep that leverage on mark-up.

Number two, the Global Sourcing piece of our business continues to be a little more mature year-over-year, and in fact we're experiencing better mark-up this year than we did last year, and we continue to think that we're going to see better value and better mark-up on that Global Sourcing strategy that we have into next year, combined with the fact that although prices in the last 12 months had gone up, now they're starting to go down overseas and will continue to go down, for all kinds of reasons.

The economy is getting tougher, they want to do business with high-quality people on a consistent basis, who doesn't shift from day to day and cancel orders and place orders and cancel orders, like - we're very consistent in how we do business. The VAT tax looks like it is going to be to some degree reestablished back there. That's going to help us achieve some IMU next year. Commodity prices are coming back down, so some of the prices that were quoted originally for early spring, although there's not much that can be done about that, late spring and summer and into fall next year are clearly down next year from this year, so that means we are going to be able to offer better value. Whenever we offer better value, that means hopefully we make a bit more money.

So I'll be honest with you, I'm extremely encouraged, even though we're going through these difficult times right now, that we are going to come out of this much stronger, and garner a larger market share in our category of business because of that.

Jeff Stein - Soleil Securities - Analyst

Good answer. Question for Joe. Joe, wondering if you could comment on the status of your credit facility, and if you have been in discussions to possibly get a deal done before October, or when the time may be right for that? And secondly, any preliminary thoughts on capital spend for next year and depreciation?

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - CFO

First, the credit facility. We have been led by Jared Poff, our Treasurer, in consistent discussions with our lead banks throughout '08 actually, so it's an ongoing discussion. As you are probably aware, a couple of our lead banks are in the process of merging, PNC and Nat City as well as Wells and Wachovia, so we've spoken to all those banks, as well as BofA, US Bank, so we have a great bank group. We will -- do plan to initiate a new deal the first of the year, have certainly every intention of executing that new facility, probably before midyear in the second quarter, would certainly prefer not to move that into the third quarter.

The banks have consistently told us don't do it now, don't do it even three months ago, the environment is not very conducive. The only companies that are doing any deals are doing them because they have to. Pricing, tenor, you name it, all those terms are pretty unfavorable right now, if credit is available at all. Having said that, our bank group has given us every assurance that we should be successful next year and could be now, it's just a matter of price and tenor, and we feel like let's wait and initiate in that '08. Regarding 2009 guidance, we'll update you on that in March.

Jeff Stein - Soleil Securities - Analyst

Since you wouldn't answer that question, can you talk a little bit about the early reads on your new Internet venture, your deal a day?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

You know what, I guess the best way to put it is, we're very early in the process. It's only been up and running for 30 days. It's actually running right about expectations. It's literally insignificant to the upside or the downside of our business. We're certainly encouraged. It doesn't affect the P&L in any way, shape, or form, and we want to learn an awful lot from what we're doing right and what we're doing wrong, and we've already learned an awful lot in the first 30 days, clearly what kind of merchandise sells, what kind of price points. We experienced the same thing that probably a lot of other people did, which is as we have gotten a little more mature and smart, our business has picked up. Black Monday, or whatever it is called, was clearly the biggest day, and it was pretty vibrant for us. We're excited, but we want to temper that excitement.

Joe Cooper - Big Lots, Inc. - CFO

Hey, Jeff, one thing on CapEx and depreciation last year. I just want to emphasize a point we made in the script -- I mean, in the conference call, excuse me, that we do believe we have seen the real-estate market soften. Steve has talked about this for a couple years, with that expectation, and so we do make the point that we are hopeful that we may be able to go back to a store growth mode next year, however small it may be, but open more stores than we close. So that's one component that will certainly impact CapEx next year. SAP will continue to be developed. You know the maintenance cap component that we've been very consistent with, regardless of even as our store -- number of stores has declined, we've kept that maintenance cap pretty consistent, continuing to invest in our stores. So the principal components, POS system that was in this year and last year, about $20 million a year, that stopped. So we completed our POS rollout. So just giving you some highlights that you may be able to model out on your own.

Jeff Stein - Soleil Securities - Analyst

Got it. Thanks a lot.

Operator

And our next question comes from John Zolidis. Your line is open.

John Zolidis - Buckingham Research Group - Analyst

Good morning. Just one quick question on the Q4 comp guidance. Just want to make sure I understood correctly, did you say that November was below the negative 2% to 4% guidance, and that you expected December to be positive?

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - CFO

Yes. Principally because the seven-day shift in Thanksgiving in November and the two extra shopping days in December. Also the fact that, you know, we had the elections the first week in November that could be construed as providing some noise in the retail sector. And then frankly, you know, early November, we still believe customers are shopping later, and the first part of November was sluggish. So, yes, November is worse than the average, December is better, and January is right in there, about average.

Operator

Our next question comes from Patrick McKeever. Go ahead, your line is open.

Patrick McKeever - MKM Partners - Analyst

Thanks, good morning, everyone.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Good morning, Patrick.

Patrick McKeever - MKM Partners - Analyst

Every time I push a button on my phone, I'm not exactly sure what happens.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Stop pushing buttons, Patrick.

Patrick McKeever - MKM Partners - Analyst

Well, I got a new-ish phone. You talked earlier this year about seeing -- feeling like you were seeing a trade-down customer, a somewhat higher income customer in the stores. I'm just wondering how you are thinking about that basic dynamic right now. I've gotten out to a bunch of stores over the past few days. Your traffic, at least my observation is that your traffic is a heck of a lot better than elsewhere. And I know, Steve, you don't like to talk too much about traffic and ticket but, I mean, is it safe to say that much of the decline that you are forecasting in comps for the fourth quarter, if not all of the decline, is related to ticket?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Yes to that answer -- to answer that, it is ticket. I don't -- I'm sorry, Patrick, don't remember ever talking about seeing a shift in our customer base. In fact, I've been pretty consistent quarter over quarter over quarter talking about the fact that the demographics haven't varied significantly at all, or almost insignificantly from lower economic to mid to high economic customers, and we continue to see the same thing even today, but it's clearly the ticket. They are being very specific, which is what I'm hearing from everybody, and I think you're hearing from everybody, in that customers are coming in with something specific in mind to buy, and we continue to offer great value. They come in, they buy it, and they exit. I would agree with your assessment, though, in that we think our traffic is good as we could hope for it to be out there right now. And to kind of step back to where John was maybe alluding to before, hopefully things are more encouraging today than they were in early November. Let me put it to you that way.

Joe Cooper - Big Lots, Inc. - CFO

Hey, Patrick, it's Joe. I think one thing that we have said consistently, at least the last few quarters, is that the comps have stayed relatively consistent across all demographics, as Steve said, which means we haven't seen the lower demographic customer drop off, which isn't necessarily trade down. What could give you the impression on the trade-down is our average customer income is certainly higher than the dollar stores, and we have consistently tested higher AUR, or higher-priced items that offer great value to our customer, and those are very attractive to all demographics, obviously including higher demographic customers. As we have opened new stores the last few years and tested higher rents and better areas, more affluent areas, those stores have done well, which also is attracting a higher demographic customer but not necessarily for any reason other than the real estate locations. That tells us we can be successful in all sorts of areas, all sorts of locations and successful to all demographics of customers.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

Okay. Thanks, Joe. Then my -- and Steve. And my second question is just on -- just how the business has been trending over the past few years. The back half of the year has been a little soft, and then it seems like you go into a new year, and you get a nice acceleration in business, and as you focus more on some of the bigger close-out deals that you don't get as involved with over the -- let's say during the Christmas season. So I know you don't want to talk too much about next year but on that basic dynamic, maybe you could just talk about competition in the back half of the year, the Wal-Mart factor, especially during the holiday season as they promote like crazy and lower prices and all. Is this becoming more of a first half of the year story than a back half of the year story?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

I hope not, but I will tell you, Patrick, we sit around and we say the same thing. So I don't want you to think it's gone unnoticed. We kind of have picked on the third quarter more than we have on the fourth quarter. We believe that what's going on right now in the fourth quarter is an issue that is going on for everybody right now. We absolutely know that our assortments and our execution this year is unquestionably better than it's ever been before, and although we were a little soft last year in the fourth quarter, we've corrected those mistakes, particularly in the toy area, quite honestly, we know we've corrected that mistake.

I would agree with you and we are challenging ourselves about the third quarter. We've had some internal discussions about what drives the third quarter of our business, and I think you are going to see a completely different strategy and look and assortment mix going into next year's third quarter. John Martin, Bob Segal and the merchants who lead that charge and I have had extensive conversations about it, and we have a very strong point of view about how we are going to deal with back-to-school next year, and how much back-to-school really affects our business or if it truly does affect our business, and what are some of the things we can do to strengthen not so much August but into September and October in particular. October has been a nemesis for us, to be quite honest with you, and we are going to be a lot better next year.

I think the fourth quarter is an issue that's going on for everybody right now. I don't want to speak to what other people are doing, so I won't address that comment but, you know, we're going to be a lot better, a lot smarter, and even more aggressive coming out of the box in the first quarter.

One of the nice things we've done with this company's business, if you really take a look at it over time, which never was before, is this is not a one-quarter story any more. For years and years and years, this company made money in the fourth quarter. We are going to make a lot of money in the fourth quarter, but we still make half of our money in the first, second, and third quarter, which I think is a great model for this company or any retailer to really want to have, which is making money in every single solitary quarter and making each quarter important, not just one.

Patrick McKeever - MKM Partners - Analyst

Thank you, Steve.

Operator

Our next question comes from Ronald Bookbinder. Go ahead, your line is open.

Ronald Bookbinder - Global Hunter Securities, LLC - Analyst

Good morning. The furniture business has been going pretty well for you, up high single digits, congratulations on that. Looking forward to the furniture season, namely the first quarter, last year you had a large deal. How are you planning furniture going forward and for the tax rebate season?

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Aggressive, as we always do. I wouldn't be surprised if you will continue to see really exciting large deals into the first quarter of 2009.

Ronald Bookbinder - Global Hunter Securities, LLC - Analyst

So despite having pressure on the ticket, you still see furniture doing well, especially in its key season?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Well, you know, the first quarter is the most important quarter in furniture and second quarter is important but less, and the third less, and the fourth is, whether we like it or not, the most insignificant quarter, and we probably don't do as good a job concentrating on it in the fourth quarter because there's so many other businesses that are important.

But, look, we have tried to address our business by looking at the fact that we may or may not know that a deal is coming forward, and that's why the Jennifer Farrell and Home Sale Collection was put together and tested in this past year, and I'm sure somebody wants to know how did it and what our lessons and learnings were. It did well, we were pleased with it. There were things that we learned that we should be doing better, like the accessory pieces, the smaller pieces, the non-case good and big ticket-type items you will see less of going forward if you see more of those home sale strategies into the first and second and third quarter of next year, which you will. And some of the pieces in the home areas, specifically domestics and housewares and decorative accessories, did very, very well, and you will see larger selections and higher investments in those pieces of the business. But it won't stop us from doing deals with major manufacturers when they need our help, and we can take advantage of some of those deals going forward. We will be smart, and we will be very intelligent about how those price lines align with what the customers are willing to pay.

Ronald Bookbinder - Global Hunter Securities, LLC - Analyst

Okay. And my second question, you have talked a lot about the diesel. What about container rates, and on your imports - you still import a fair amount of goods, especially going into spring, on your imports are you seeing better pricing coming out of China as there's less demand on those factories?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Well, as far as the costs associated with the containers, we negotiate that in the spring. But I clearly would anticipate better savings, you know, in the strength because we do so much business, and I think I kind of alluded to that, or I hope I answered that question as far as pricing goes. Although the first quarter pricing was established a fair amount of time ago, we are absolutely seeing price reductions coming out of the Orient, and that will be effective more in the second quarter and as we go forward into the third and fourth quarter of next year. Costs are coming down.

Ronald Bookbinder - Global Hunter Securities, LLC - Analyst

Okay, thanks.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Maybe one last question.

Operator

Due to time constraints, we will only be allowing one question per person at this time. Our next question comes from Ivy Jack. Go ahead, your line is open.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Ivy Jack - Barclays Capital - Analyst

Good morning. Actually had a question for Steve. Given how vibrant the deal environment seems to be, how comfortable are you with the flexibility of the organization in terms of taking advantage of these deals? You mentioned you received a call last night at 9:00 p.m. The person receiving the call at 9:00, do they actually have the funding, and are they actually able to make the decision in a relatively quick amount of time to be able to take advantage of all the deals that are out there?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Absolutely. Absolutely. We have a very seasoned, mature organization, who has total responsibility. The only reason I mentioned it is because he got a call, and the deal was done at that particular point. We have very seasoned executives who are experts in this business, that I have the - total confidence in, and they know exactly what they're capable of doing and allowed to do. There's no deal too big and no deal too small, and if the deal makes sense for us and we think we can make money on it, we're going to do it.

Operator

And our next question comes from Mark Mendel. Go ahead, your line is open.

Mark Mendel - M&T - Analyst

Good morning, thank you. Steve, you mentioned about all the stores that are closing, including two of your competitors. Would you be amenable to doing any real estate transactions to boost your growth rate?

Steven Fishman - Big Lots, Inc. - Chairman and CEO

We have said consistently since the day that I walked in here, we have the largest open to receive that there is. We would be more than happy to have discussions with anybody who thinks that there is a deal that would enhance the growth of this company. And we have those discussions all the time. Look, that's a fact. It doesn't mean that we're going to do the deal or not do the deal. Chuck Haubiel, who is in here with us, who is our General Counsel, is also responsible for real estate, and although he hasn't said it, I mean, it is very vibrant out there.

Operator

Our last question comes from Brandon Ross.

Brandon Ross - Pali Research - Analyst

Hi, guys, good morning.

Steven Fishman - Big Lots, Inc. - Chairman and CEO

Good morning.

Brandon Ross - Pali Research - Analyst

Given your confidence in getting a new revolver done, and the fact that the last time your stock was at these levels you bought back aggressively, has there been any thought to buying back stock? I know the environment is different now, but just asking.

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FINAL TRANSCRIPT
Dec 05, 2008 / 01:00PM GMT, BIG - Q3 2008 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - CFO

Yes, that's a good question, Brandon. At this point, we are not proposing any share repurchase to the Board. We are confident we could execute or will execute a new credit agreement next year. However, until we know the amount of that credit agreement, we're not going to propose a share repurchase. In this environment we're focusing on liquidity, and just making sure we're nimble and can take our priorities, our real estate, inventory, our open to buy.

And as Steve has said consistently, we're always focused on the best use of our cash, and we do believe we'll come out very favorably as far as debt position at the end of the year. We generate cash the first half of the year, so we'll be probably in a cash position or close to no debt when we're executing that credit agreement, and at that point we'll look at the valuation, other alternative uses of cash, real-estate growth, et cetera, and make a decision at that point.

Tim Johnson - Big Lots, Inc. - VP of Strategic Planning and Investor Relations

I'd like to thank everybody for the large amount of interest we had today, and we look forward to talking to you again in March. Thank you.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077, and entering pin number 6697. Again, that phone number is 1-800-207-7077, pin number [697].

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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